____________, 2000


T. Rowe Price Global Bond Fund
(a series of T. Rowe Price International Funds, Inc.)
100 East Pratt Street
Baltimore, Maryland 21202

T. Rowe Price International Bond Fund
(a series of T. Rowe Price International Funds, Inc.)
100 East Pratt Street
Baltimore, Maryland 21202

Dear Sirs:

         We are acting as counsel to T. Rowe Price Global Bond Fund ("Global Bond Fund"), a series of the T. Rowe Price International Funds, Inc. (the "Company") and T. Rowe Price International Bond Fund ("International Bond Fund"), also a series of the Company, in connection with the proposed transfer of assets (the "Reorganization") of Global Bond Fund to International Bond Fund in exchange for shares of International Bond Fund (the "Shares") pursuant to an Agreement and Plan of Reorganization dated September [ ], 2000 (the "Agreement").

         In connection with rendering the opinions expressed herein, we have examined the Company's Registration Statement on Form N-14 (the "Registration Statement") relating to the Shares of International Bond Fund to be offered in exchange for the assets of Global Bond Fund, and containing the preliminary prospectus and proxy statement relating to the transaction (collectively, the "Prospectus"), to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Exhibit A to the Prospectus.

         In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all
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parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement to be executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

         In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

1. The fair market value of the Shares to be received by each Global Bond Fund shareholder will be equal to the fair market value of the Global Bond Fund shares surrendered in exchange therefor upon the liquidation of Global Bond
Fund.
2. Global Bond Fund will not have redeemed its shares, and will not have made distributions with respect to its shares other than those which are consistent with past custom and practice, prior or incident to and as part of
the Reorganization.  For purposes of this assumption, shares of   Global Bond
Fund required to be redeemed by Global Bond Fund prior to the Reorganization and not as part of the Reorganization but in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the Investment Company Act of 1940, as amended (the "ICA"), shall not be taken into account.
 No shareholders of Global Bond Fund will exercise dissenters rights with respect to the Reorganization.
3. Pursuant to the Agreement, Global Bond Fund will distribute in liquidation of Global Bond Fund, the Shares of International Bond Fund received by Global Bond Fund in the Reorganization.
4. International Bond Fund will not assume any liabilities of Global Bond Fund in the Reorganization, nor will any assets transferred pursuant to the Reorganization be subject to any liabilities, and International Bond Fund will pay no consideration other than the Shares in connection with the
Reorganization.
5. All expenses incurred by Global Bond Fund with respect to the Reorganization will be borne by Global Bond Fund or its investment adviser. Each shareholder of Global Bond Fund will pay its respective share of the expenses, if any, incurred in connection with the Reorganization. International Bond Fund or its investment adviser will pay the expenses, if any, incurred by it in connection with the Reorganization.
6. No intercorporate indebtedness will exist between International Bond Fund and Global Bond Fund that was issued, acquired, or will be settled at a discount.
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7.       Global Bond Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of International Bond Fund.
8. The assets of Global Bond Fund transferred to International Bond Fund will include all assets owned by Global Bond Fund at fair market value on the Closing Date net of reserves and Excludable Assets as provided in the Agreement.
9. In accordance with the terms of the Agreement, Global Bond Fund will transfer all of its business and will transfer assets to International Bond Fund representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Global Bond Fund immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Global Bond Fund to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Global Bond Fund to pay its reorganization expenses or other liabilities, and all redemptions and distributions (other than regular, normal redemptions and dividends) made by Global Bond Fund immediately preceding the Reorganization will be included as assets of Global Bond Fund held immediately prior to the Reorganization.
10. Global Bond Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").
11. No cash will be paid to the shareholders of Global Bond Fund in lieu of fractional shares.
12. For federal income tax purposes, Global Bond Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Global Bond Fund and will continue to apply through the Closing Date.
13. As of the Closing Date, Global Bond Fund will have declared to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of Global Bond Fund's investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) over its deductions disallowed under Sections 265 and 171(a)(2) for the taxable year of Global Bond Fund ending on the Closing Date and all its net capital gain realized in such taxable year.
14. Neither International Bond Fund nor any person related thereto within the meaning of Treasury Regulation Section 1.368-1(e) will have any plan or intention to reacquire any of the Shares of International Bond Fund issued in the Reorganization. For purposes of this assumption, Shares of International
Bond Fund required to be redeemed by International Bond Fund not as part of the Reorganization but in the ordinary course of its business as an
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open-end investment company pursuant to Section 22(e) of the ICA shall not be taken into account.
15. International Bond Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the Global Bond Fund acquired in the Reorganization, except for dispositions made in the ordinary course of business.
16. Following the Reorganization, International Bond Fund will continue Global Bond Fund's historic business or use a significant portion of Global Bond Fund's historic business assets in its business.
17. International Bond Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Global Bond Fund.
18. International Bond Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).
19. For federal income tax purposes, International Bond Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to International Bond Fund prior to the Reorganization and will continue to apply after the Closing Date.
         We note that our opinion is expressly limited to the federal laws of the United States.

         Based on the foregoing and subject to the assumptions and limitations set forth above, and such examination of law as we have deemed necessary, we are of the opinion that:

1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code;
2. Global Bond Fund and International Bond Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;
3. Pursuant to Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by Global Bond Fund upon the transfer of its assets to International Bond Fund in exchange solely for shares of International Bond Fund as a result of the Reorganization or upon the distribution (whether actual or constructive) of the Shares of International Bond Fund in complete liquidation of Global Bond Fund;
4. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by International Bond Fund upon its acquisition of Global Bond Fund's assets solely in exchange for Shares of International Bond Fund;
5. Pursuant to Section 362(b) of the Code, the basis of the assets of Global Bond Fund acquired by International Bond Fund will be the same as the basis of such assets when held by Global Bond Fund immediately prior to the Reorganization;
6. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Global Bond Fund acquired by International
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Bond Fund will include the period during which such assets were held by Global
Bond Fund;
7. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by a shareholder of Global Bond Fund upon the exchange of his or her shares solely for Shares of International Bond Fund, including fractional shares, in liquidation of Global Bond Fund;
8. Pursuant to Section 358(a)(1) of the Code, the basis of the Shares of International Bond Fund received by former Global Bond Fund shareholders will be the same as the basis of Global Bond Fund shares surrendered in exchange therefor; and
9. Pursuant to Section 1223(1) of the Code, the holding period for Shares of International Bond Fund received by each shareholder of Global Bond Fund in exchange for his or her shares of Global Bond Fund will include the period during which such shareholder held shares of Global Bond Fund (provided Global Bond Fund shares were held as capital assets on the date of the exchange).
10. The taxable year of Global Bond Fund will end on the effective date of the Reorganization; and, pursuant to Section 381(a) of the Code and the regulations thereunder, International Bond Fund will succeed to and take into account certain tax attributes of Global Bond Fund, such as earnings and profits.
         The opinions expressed herein are based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/Swidler Berlin Shereff Friedman, LLP
Swidler Berlin Shereff Friedman, LLP